Contact:
Patriot National Bank
900 Bedford Street
Stamford, CT 06901
Charles F. Howell
President and CEO
Robert F. O’Connell
SEVP & CFO
(203) 324-7500
FOR IMMEDIATE RELEASE

PATRIOT NATIONAL BANCORP REPORTS RECORD HIGHS IN EARNINGS, DEPOSITS AND LOANS STAMFORD, MARCH 13, 2007 Patriot National Bancorp, Inc. (NASDAQ Global Market “PNBK”) , the parent of Patriot National Bank, reported record net income for the year ended December 31, 2006 of $2,415,000 a 72% increase over the $1,407,000 reported for 2005. Diluted income per share was $0.66 in 2006 compared to $0.51 for 2005. For the fourth quarter ended December 31, 2006 net income also increased 72% to $838,000 from $488,000 for the same period in the prior year. Diluted income per share for the quarter ended December 31, 2006 was $0.18 compared to $0.15 for the quarter ended December 31, 2005. Strong growth in loans and deposits during the year resulted in total assets at December 31, 2006 of $646.0 million, an increase of 37% from December 31, 2005 when total assets were $470.6 million.

Total deposits of $561.5 million at December 31, 2006 increased by 34% up from $419.1 million at December 31, 2005. For the fourth quarter of 2006, deposits were up by 11% as compared to the fourth quarter in the prior year. Non-interest bearing deposits at December 31, 2006 were $56.7 million representing an increase of 11% for the quarter and 16% for the year. During the fourth quarter the Bank reduced borrowings from the Federal Home Loan Bank by $26 million.

Total loans increased 39% to $506.9 million at December 31, 2006. For the fourth quarter of 2006, total loans increased $51.9 million or 11%. Total loans closed for the portfolio in 2006 were $360.2 million, an increase of 81%, compared to the total of $199.3 million in 2005. Mr. Charles F. Howell, President and Chief Executive Officer of the Bank, said that although we have experienced significant growth in the loan portfolio, underwriting criteria have not changed and credit standards remain high.

There are no sub-prime loans in the Bank’s portfolio. The Bank has a total of $2.9 million of non-accruing loans that are all to one borrower. A portion of the balance is guaranteed by the SBA in addition to collateral consisting of commercial and residential real estate as well as business assets that serve as collateral for the entire balance. The Bank is currently in the process of restructuring this loan.

Net interest income for the year ended December 31, 2006 was $19,940,000, an increase of $5,061,000, or 34%, compared to the $14, 879,000 reported for the year ended December 31, 2005. For the quarter ended December 31, 2006, net interest income of $5,326,000 was 25%, or $1,062,000, higher than the quarter ended December 31, 2005. The net interest margin for the year ended December 31, 2006 was 3.71% compared to 3.54% for the prior year as a result of significant loan growth and a favorable balance sheet mix.

Non-interest income decreased $870,000, or 27%, from $3,229,000 at December 31, 2005 to $2,359,000 for the year ended December 31, 2006. For the quarter ended December 31, 2006 non-interest income was $515,000, a decrease of 28%, or $197,000, from $712,000 reported for the quarter ended December 31, 2005. A reduction in residential loan originations due to the rising rate environment resulted in mortgage brokerage referral fees decreasing $864,000, or 41%, for the year and down $268,000, or 59%, for the quarter ended December 31, 2006.

Total non-interest expenses increased 20% during 2006 from $14,634,000 at December 31, 2005 to $17,577,000 at December 31, 2006. During the quarter ended December 31, 2006 non-interest expenses were $4,652,000, an increase of $896,000, or 24%, from the quarter ended December 31, 2005. For both the year end and quarter end periods, expenses were higher primarily due to salaries, employee benefits and occupancy costs. Salaries and benefits were higher due to an increased level of branch personnel, loan officers and credit analysts and higher costs relating to incentive compensation for achieved goals. Occupancy costs were higher as a result of the branches opened in 2006 and costs relating to branches to be opened in 2007. Non-interest expenses were also higher in the fourth quarter as a result of the development and implementation of a new marketing program.

At year end the Bank had twelve full service branch offices, ten in Fairfield County, Connecticut with a branch in New Haven County, Connecticut and one in Manhattan, New York. During the first quarter of 2007 the Bank opened two full service branches in Fairfield, Connecticut, one branch is located in Fairfield Center and the other is on Black Rock Turnpike. Within the next 60 days, the Bank anticipates opening additional offices in Trumbull, Connecticut and Bedford, New York. The Bank has also received regulatory approval to open four additional branches covering both Fairfield County, Connecticut and Westchester County, New York. Mr. Howell stated that the Bank is opportunistic in its expansion program and opens branches when desirable locations are identified in areas having similar demographics to those of its existing customer base. It is expected that the branch network will increase by at least 50% during 2007.

Mr. Howell said that he was also very pleased with both the quarterly and annual operating results and the strong growth in loans and deposits. This reflects well on the Bank’s ongoing execution of its strategic plan to develop and expand a strong franchise that provides quality products with exceptional customer service. Our branch expansion, coupled with the ongoing addition of loan officers and credit analysts, will increase operating costs and negatively impact the rate of earnings growth on a short term basis. Despite this impact, the Bank is anticipating increased earnings as a result of strong loan demand and deposit growth in 2007. Mr. Howell stated that the expansion program is an investment in the future that allows the Bank to continue executing its business plan while building long term intrinsic franchise value.

Patriot National Bank is headquartered in Stamford, Connecticut and currently has 14 full service branches in Stamford, Darien, Fairfield, Greenwich, Milford, Norwalk, Old Greenwich, Southport and Wilton, Connecticut and Manhattan, New York. Patriot National Bank also has loan production offices in Stamford, Connecticut and Melville, New York.

	Three Months Ended December 31, 2006	Three Months Ended December 31, 2005	Year Ended December 31, 2006	Year Ended December 31, 2005

	(000)	(000)	(000)	(000)
Net interest income	$5,326	$4,265	$19,940	$14,879
Non-interest income	515	712	2,359	3,229
Non-interest expense	4,652	3,756	17,577	14,634
Provision for loan losses	-	400	1,040	1,110
Income before taxes	1,189	820	3,682	2,364
Loans at period end	506,884	364,244	506,884	364,244
Deposits at period end	561,452	419,075	561,452	419,075
Assets at period end	645,983	470,641	645,983	470,641
Shares outstanding	4,739	3,231	4,739	3,231

Diluted income per share	0.18	0.15	0.66	0.51

Statements in this earnings release that are not historical facts are considered to be forward-looking statements. Such statements include, but are not limited to, statements regarding management’s beliefs and expectations, based upon information available at the time the statements are made, regarding future plans, objectives and performance. All forward-looking statements are subject to risks and uncertainties, many of which are beyond management’s control, and actual results and performance may differ significantly from those contained in forward-looking statements. A discussion of the risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements is included in Patriot’s Annual Report on Form 10-K for the year ended December 31, 2005 and Quarterly Report on Form 10-Q for the period ended September 30, 2006.